EXHIBIT 3.6

CERTIFICATE OF FORMATION

OF

C&G INVESTMENTS, LLC

This Certificate of C&G Investments, LLC (the “LLC”), is being duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act.

ARTICLE ONE. The name of the limited liability company is C&G Investments, LLC.

ARTICLE TWO. The address of the registered office of the LLC in the State of Delaware is Wilmington Trust SP Services, Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801.

ARTICLE THREE. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Wilmington Trust SP Services, Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801.

/s/ Jeffrey S. Dickerson
Authorized Person
Jeffrey S. Dickerson